UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): MARCH 3, 2005

ROBOTIC VISION SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	0-8623	11-2400145
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

486 AMHERST STREET

NASHUA, NEW HAMPSHIRE 03063

(Address of principal executive offices)

Registrant’s telephone number: (603) 598-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On March 3, 2005, the company completed the previously-announced sale of its Vanguard line of tooling used in ball grid array products and systems, inventories, related intellectual property rights and certain other assets used in that business, to On Target Systems & Services, Inc. The sale was made under the terms of an asset purchase agreement dated as of February 5, 2005, a copy of which was filed with the company’s Current Report on Form 8-K dated February 25, 2005, as amended by the Order Pursuant to Section 363 of the Bankruptcy Code Approving the Terms and Conditions of a Sale Agreement with On Target Systems & Services, Inc., and Authorizing the Sale of Property Free and Clear of Liens, Claims and Encumbrances (the “Vanguard Sale Order”) issued by the U.S. Bankruptcy Court for the District of New Hampshire on February 18, 2005. The amended purchase price for the assets included $950,000 in cash and the assumption of certain warranty obligations and other specified liabilities.

Under the terms of the Vanguard Sale Order and the Second Order Amending and Extending Order Authorizing Use of Cash Collateral (the “Second Cash Collateral Order”) dated January 20, 2005, the company is required to apply one third of the cash purchase price toward repayment of the company’s postpetition interest, fees, costs and other charges under its prepetition credit facility with RVSI Investors, L.L.C. The remaining two thirds of the cash purchase price may be used by the company in accordance with the terms of the Second Cash Collateral Order.

ITEM 8.01 OTHER EVENTS.

Acting under the Order (A) Approving Bidding Procedures and, Under Certain Circumstances, a Breakup Fee, (B) Scheduling Bidding Deadline, Auction Date and/or Sale Hearing Date, (C) Establishing Procedure for Determining Cure Amounts, and (D) Fixing Notice Procedures and Approving Form of Notice issued by the U.S. Bankruptcy Court for the District of New Hampshire on February 17, 2005, the company conducted an auction for the sale of the assets (the “SEG Assets”) of its Semiconductor Equipment Group division (“SEG”) on February 28, 2005. The auction was conducted by the company’s investment bankers, Houlihan Lokey Howard & Zukin.

At the conclusion of the auction process, the highest bid, determined on an adjusted basis, was submitted by Ancora Management LLC (“Ancora”). The Ancora bid was for $7,720,000 in cash plus the assumption of certain ordinary course trade obligations, the costs necessary to cure certain breaches by the company of agreements being assumed by the buyer (“Cure Costs”) and obligations incurred going-forward under the customer contracts assumed. The cash purchase price is subject to adjustment based on, among other things, the value of accounts receivable and inventory and the excess of the final Cure Costs over the Cure Costs as estimated by the company. The assets to be purchased include furniture, fixtures, vehicles, machinery and equipment; specified customer contracts; specified accounts receivable; inventory; intellectual property rights used in the SEG business; and various other assets. The assets to be sold do not include cash and cash equivalents; specified accounts receivable; certain of the company’s machine vision patents; and certain other assets. The terms of the Ancora bid require a resolution of litigation involving the company and GSI Lumonics, Inc. and other material conditions subsequent. There is no assurance that the company will be able to meet the conditions subsequent contained in the Ancora bid and, as a result of those contingencies, that the sale of the SEG Assets will close.

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In proceedings in the bankruptcy court following the auction process, the company asked the bankruptcy court to approve the sale of the SEG Assets to Ancora, and the court indicated that it would enter an order to be submitted by the company approving the sale of the SEG Assets to Ancora. The company intends to submit an order approving the sale of the SEG Assets to Ancora shortly, pending obtaining the consent of Ancora and various parties in interest to the terms thereof.

On February 21, 2005, John S. O’Brien, Vice President of the company, resigned as an officer of the company. Mr. O’Brien continues as an employee of the company. On February 27, 2005, Howard Stern resigned as Senior Vice President of the company. Mr. Stern has not resigned as a director or employee of the company. On March 4, 2005, Curtis Howes, Vice President of the company, resigned as an officer of the company. Mr. Howes continues as an employee of the company.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements - None

(b)	Pro Forma Financial Information - None

(c)	Exhibits - None

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 4, 2005

ROBOTIC VISION SYSTEMS, INC.

By:	/s/ J. Richard Budd
Name:	J. Richard Budd
Title:	Acting Chief Executive Officer

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